Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-151153 on Pre-effective Amendment No. 1 to Form S-4 for MainSource Financial Group, Inc. of our report, dated March 12, 2008, on the consolidated financial statements of MainSource Financial Group, Inc. and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of MainSource Financial Group, Inc. for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Louisville, Kentucky

June 25, 2008